Exhibit 11.0

ROSLYN BANCORP, INC.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended September 30, 2002	For the Three Months Ended September 30, 2001
Income before extraordinary item	$35,992	$30,386
Extraordinary item, net of tax	—	(1,892)

Income available to common stockholders	$35,992	$28,494

Weighted average common shares outstanding	78,816,238	85,350,799

Basic earnings per common share:
Income before extraordinary item	$0.46	$0.35
Extraordinary item, net of tax	—	(0.02)

Net income per common share	$0.46	$0.33

Weighted average common shares outstanding	78,816,238	85,350,799
Potential common stock due to dilutive effect of stock options	1,706,525	1,944,380

Total shares for diluted earnings per share	80,522,763	87,295,179

Diluted earnings per common share:
Income before extraordinary item	$0.45	$0.35
Extraordinary item, net of tax	—	(0.02)

Net income per common share	$0.45	$0.33

	For the Nine Months Ended September 30, 2002	For the Nine Months Ended September 30, 2001
Income before extraordinary item	$106,317	$85,117
Extraordinary item, net of tax	—	(4,311)

Income available to common stockholders	$106,317	$80,806

Weighted average common shares outstanding	79,580,337	86,562,119

Basic earnings per common share:
Income before extraordinary item	$1.34	$0.98
Extraordinary item, net of tax	—	(0.05)

Net income per common share	$1.34	$0.93

Weighted average common shares outstanding	79,580,337	86,562,119
Potential common stock due to dilutive effect of stock options	1,785,905	1,523,326

Total shares for diluted earnings per share	81,366,242	88,085,445

Diluted earnings per common share:
Income before extraordinary item	$1.31	$0.97
Extraordinary item, net of tax	—	(0.05)

Net income per common share	$1.31	$0.92